Bagell, Josephs, Levine & Company, L.L.C.
Certified Public Accountants
406 Lippincott Drive—Suite J
Marlton, New Jersey 08053
(856) 355-5900 Fax (856) 396-0022

Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Hellenic Solutions Corporation
Athens, Greece

We hereby consent to the incorporation by reference in this Form 8-K/A of our report dated December 22, 2009, relating to the consolidated financial statements of Hellenic Solutions Corporation (the “Company”) as of and for the year ended December 31, 2008, which report is included in the Company’s Registration Statement (No. 333-170532) on Form S-1, filed with the Securities and Exchange Commission on November 10, 2010.

/s/ Bagell, Josephs, Levine & Company, L.L.C.
Marlton, New Jersey
December 7, 2010